Exhibit 10.31

Confidential Treatment Requested by Tesla Motors, Inc.

September 22, 2008

BorgWarner

TorqTransfer Systems

Louis J. Bogart

Vice President

Sales & Marketing

Ms. Evelyn Chiang

Tesla Motors

1050 Bing Street

San Carlos, CA 94070

Re: Modification to Tesla Motors Terms & Conditions of Purchase

Dear Ms. Chiang:

BorgWarner TorqTransfer Systems Inc. (“BW”) and Tesla Motors Inc. (“Tesla”) agree that the terms set forth below will apply to BW’s supply of parts to Tesla from and after the date hereof (the “Parts”), notwithstanding anything to the contrary in Tesla’s standard contract documentation, including without limitation Tesla’s purchase orders, and Tesla’s Terms and Conditions of Purchase (“Tesla Ts & Cs”), and any amendments to the foregoing. However, to the extent they are not inconsistent with the terms set forth below, the parties agree that the terms and provisions of such standard contract documentation, but excluding BorgWarner Terms and Conditions of Sale (collectively, the “Contract Documents”) will apply. The parties agree as follows:

1. BW will supply to Tesla, and Tesla will purchase from BW, [***], or such lesser percentage as may be specified in the Contract Documents. Tesla will send releases to BW on a periodic basis, with such reasonable lead times as the parties may mutually agree upon, or as specified in the Contract Documents. Tesla will notify BW in writing if Tesla requires Parts on a more expedited basis and BW will use its commercially reasonable efforts to comply with such revised schedule. Tesla will be responsible for any increased costs due to expedited shipping methods necessary to comply with such revised schedule.

2. Tesla will be deemed to have accepted all Parts delivered to it unless Tesla notifies BW in writing of any non-conformance within 20 business days of Tesla’s receipt of such Parts.

3. BW and Tesla agree to quarterly price adjustments related to [***]. These adjustments will be based upon the average cost of the mid-month of the previous quarter (e.g., April 1st adjustments will be based upon the average cost during February). [***] adjustments will be based upon [***]. [***] adjustments will be based upon the [***]. Appropriate [***] to be jointly determined by Tesla and BorgWarner. BorgWarner will provide commodity weights and index baseline assumptions with each quotation. (These adjustments will not apply to the August 4, 2008 Purchase Order for [***] units.) BorgWarner reserves the right to re-quote should actual annual

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

volumes fall [***] or more short of program expectations. Tesla may not offset or recoup any claim against amounts due BW from Tesla and BW does not agree to any automatic price discounts for early payments.

4. For a period of [***] from the date of delivery by Tesla to the end user of the vehicle containing the Parts, or [***] miles in service, whichever comes first, BW warrants that the Parts will be free from defects in design (to the extent designed by BW), material and workmanship under normal use, and will conform strictly to the specifications, drawings and/or samples set forth in the Contract Documents, or as otherwise agreed in writing by BW and Tesla. BW’s sole liability for warranty claims hereunder is to repair or provide a replacement Part or allow a credit to Tesla’s account, at BW’s sole option, for any Parts that BW determines to its reasonable satisfaction to be defective. Such credit will be in an amount equal to the original purchase price for the Part in question. Replaced Parts will be warranted in time only through the remaining period of this warranty. BW will not warrant defects or damages which are a result of design defects (to the extent the Parts are designed according to specifications provided by Tesla), improper installation, neglect, improper maintenance, handling or operation of products by Tesla or any third party. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

5. Neither party will be liable to the other under any circumstances for incidental, consequential, special, punitive or exemplary damages.

6. If Tesla cancels or terminates this agreement or an Order for convenience under either Section 20 or 21 of the Tesla Ts & Cs, BW shall have no liability to Tesla and Tesla will make the following payments to BW promptly following the effective date of termination or cancellation:

(i) Payment for all Parts previously delivered to Tesla and not yet paid for;

(ii) Payment for all finished Parts on hand, work-in-process, and raw materials purchased to manufacture parts on order during the lead-time window specified on the BorgWarner quotation. (This clause will not apply to the August 4, 2008 Purchase Order for [***] units, as all [***] units are considered a firm order.) Raw material exposure will be limited to the extent BW cannot recoup such cost by using those raw materials in connection with its other operations or by selling or otherwise disposing of those raw materials. Parts, work-in-process, and raw materials will be shipped to Tesla following receipt of payment; and

(iii) BW’s unamortized capital, tooling and engineering costs as of the effective date of termination in connection with the supply of Parts to Tesla. Detailed documentation to be provided by BW within 90 days of termination notice. Tesla to have 90 days from receipt of documentation to verify claim via an on-site audit, (No claims under this clause will apply to the August 4, 2008 Purchase Order for [***] units.)

7. Tesla agrees that information related to the manufacture of the Parts is confidential information of BW and agrees not to disclose such information to a third party without written

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Tesla Motors, Inc.

permission from BW. Tesla agrees that BW does not grant any right or license to BW’s intellectual property rights that existed prior to BW’s supply of the Parts. BW shall not be liable for alleged or actual charges of intellectual property infringement based on Tesla’s modifications to the Parts.

8. Any amendment to the terms set forth in this letter must be in writing and signed by both parties.

9. The terms set forth in this letter and all other documentation relating to BW’s supply of the Parts will be governed by the laws of the State of Michigan without regard to conflict of laws principles.

Please acknowledge and confirm Tesla’s agreement to the matters set forth above by countersigning and returning this letter. This letter agreement will be effective upon execution by both parties.

Sincerely,

BorgWarner TorqTransfer Systems Inc.

/s/ Louis J. Bogart
By:	Louis J. Bogart

Its:	Vice President, Sales and Marketing

ACKNOWLEDGED AND AGREED

Tesla Motors Inc.

By:	/s/ Evelyn Chiang

Its:	Director, Supply Chain

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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